Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the registration of 750,000 shares of Time Warner Inc. ("Time Warner") common stock and associated Rights to Purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference in the Registration Statement and related prospectus of our reports dated February 3, 1999, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P., incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Time Warner's Form 10-K/A dated June 28, 1999, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP


New York, New York
December 20, 1999